NEWS RELEASE

January 27, 2014                                                                          Contact:  Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                                                   (301) 429-4638
Washington, DC

RADIO ONE, INC. ANNOUNCES PRIVATE OFFERING OF $335 MILLION OF SENIOR SUBORDINATED NOTES DUE 2020

WASHINGTON, DC - Radio One, Inc. (the “Company” or “Radio One”) (NASDAQ: ROIAK and ROIA), announced today that it intends to offer, subject to market and other customary conditions, $335 million in aggregate principal amount of senior subordinated notes due 2020 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed, jointly and severally, on a senior subordinated basis by certain of the Company’s existing and future domestic subsidiaries and any other subsidiaries that guarantee any of its senior credit facility, other syndicated bank indebtedness or capital markets securities. The Notes and the related guarantees will be senior subordinated obligations of the Company and the guarantors.

The Company intends to use the net proceeds from the offering to repurchase or otherwise redeem all of the amounts currently outstanding under its 12.5%/15.0% senior subordinated notes due 2016 and to pay the related accrued interest, premiums, fees and expenses associated therewith.

The Notes and the related guarantees will be offered only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act and to certain persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering circular.

Cautionary Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements represent management’s current expectations and are based upon information available to the Company at the time of this press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K, 10-K/A, 10-Q and 10-Q/A and other filings with the SEC.

SOURCE Radio One, Inc.

Peter D. Thompson, EVP and CFO, 301-429-4638